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                       BALL-INCON GLASS PACKAGING CORP.
                          DEFERRED COMPENSATION PLAN
                           (as Amended July 1, 1994)



                       BALL-INCON GLASS PACKAGING CORP.
                          DEFERRED COMPENSATION PLAN


1. Statement of Purpose

   The purpose of the Ball-InCon Glass Packaging Corp. Deferred Compensation Plan (the "Plan") is to aid Ball-InCon and any of its fifty-one percent (51%) or more owned subsidiaries (the "Company") in attracting and retaining key employees by providing a non-qualified compensation deferral vehicle.

2. Definitions

   2.1 Beneficiary - "Beneficiary" means the person or persons designated as such in accordance with Section 8.

   2.2 Compensation - "Compensation" means the Participant's salary and annual incentive compensation.

   2.3 Cycle - "Cycle" means the twelve month pay-in period for each deferral; provided, however, that the initial Cycle shall commence on November 16, 1987 and end on December 31, 1988.

   2.4 Deferral Amount - "Deferral Amount" means the amount of Elective Deferred Compensation actually deferred by the Participant.

   2.5 Deferred Compensation Account - "Deferred Compensation Account" means the account maintained on the books of account of the Company for each Participant pursuant to Section 6.

   2.6 Distribution Date - "Distribution Date" means the date on which the Company makes distributions from the Participant's Deferred Compensation Account.

   2.7 Election Form - "Election Form" means the form or forms attached to this Plan and filed with the Committee by the Participant in order to participate in the Plan. The terms and conditions specified in the Election Form(s) are incorporated by reference herein and form a part of the Plan.

   2.8 Elective Deferred Compensation - "Elective Deferred Compensation" means the amount elected to be deferred by an Eligible Employee in his Election Form, subject to approval by the Committee.

   2.9 Eligible Employee - "Eligible Employee" means those employees of the Company who have been selected by the Committee.

   2.10 Human Resources Committee - "Human Resources Committee" also referred to as the "Committee" means the committee appointed by Ball Corporation's Board of Directors who will administer the Plan pursuant to Section 3.

   2.11 Moody's - "Moody's" means the annual average composite yield on Moody's Seasoned Corporate Bond Yield Index for the twelve month period ending on the last day of October immediately preceding the Valuation Date, as determined from Moody's Bond Record published by


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        Moody's Investors Service, Inc. (or any successors thereto), or, if such yield is no longer published, a substantially similar average selected by the Company.

   2.12 Participant - "Participant" means an Eligible Employee participating in the Plan in accordance with the provisions of Section 4.

   2.13 Substantially Equal Installments - "Substantially Equal Installments" means a series of annual payments, such that equal payments over the remaining payment period would exactly amortize the Deferred Com-pensation Account balance as of the Distribution Date if the credited interest rate remained constant at the level credited as of the Valuation Date immediately preceding the Distribution Date for the remainder of the payment period.

   2.14 Termination of Employment - "Termination of Employment" means the termination of a Participant's employment with the Company for any reason.

   2.15 Treasury Bill Rate - "Treasury Bill Rate" means the annual average of the weekly twenty-six week Treasury Bill Rates for the twelve month period ending on the last day of October immediately preceding the Valuation Date, as determined from U.S. Financial Data published by the Federal Reserve Bank of St. Louis.

   2.16 Valuation Date - "Valuation Date" means the date on which the value of a Participant's Deferred Compensation Account for each Cycle is determined as provided in Section 6 hereof. Unless and until changed by the Committee, the Valuation Date for each Cycle shall be the last day of the Cycle.

   2.17 Restricted Deferred Compensation Account - "Restricted Deferred Compensation Account" means the account maintained on the books of the Company for each Participant with interest credited pursuant to
        Section 6.2.b. The maximum amount attributed to this account per Cycle shall be determined annually for each Participant by the Committee based upon the Target Benefit.

   2.18 Unrestricted Deferred Compensation Account - "Unrestricted Deferred Compensation Account" means the account maintained on the books of the Company for each Participant with interest credited pursuant to
        Section 6.2.c. This account shall consist of all compensation deferred for Cycles commencing on or after January 1, 1991, in excess of those amounts attributed to a Participant's Restricted Deferred Compensation Account.

   2.19 Target Benefit - "Target Benefit" means the projected annual benefit amount as determined by the Committee.

3. Administration of the Plan

   The Human Resources Committee, by appointment of Ball Corporation's Board of Directors, shall be the sole administrator of the Plan. The Committee shall have full power to formulate additional details and regulations for carrying out this Plan. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.


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   Any decision or interpretation of any provision of this Plan adopted by the
   Committee shall be final and conclusive.

4. Participation

   Any Eligible Employee may elect to participate in the Plan for a given Cycle by filing a completed Election Form for the Cycle with the Committee in the time and manner specified by the Committee.

   The minimum deferral for a Cycle shall be $2,000, and the maximum deferral for a Cycle shall be the amount specified by the Committee.

   A Participant's election to defer Compensation is irrevocable upon the filing of his Election Form with the Committee, provided, however, that the election may be terminated with respect to Compensation not yet earned by mutual agreement in writing between the Participant and the Committee.
   Such termination, if approved, shall be effective immediately.

5. Vesting of Deferred Compensation Account

   A Participant's interest in his Deferred Compensation Account shall vest immediately.

6. Accounts and Valuations

   6.1 Deferred Compensation Accounts. The Committee shall establish and maintain a separate Deferred Compensation Account for each Participant for each Cycle. Any Elective Deferred Compensation shall be credited to the Participant's Deferred Compensation Account when deferred.

   6.2  Interest Rate Credited.

        a. With respect to Compensation deferred for Cycles ending on or before December 31, 1990, each Participant's Deferred Compensation Account shall be credited with interest on each Valuation Date at an annual rate equal to Moody's plus five (5) percentage points.

        b. With respect to Compensation deferred for Cycles commencing on or after January 1, 1991, each Participant's Restricted Deferred Compensation Account shall be credited with interest on each Valuation Date at an annual rate equal to Moody's plus five (5) percentage points.

        c. With respect to Compensation deferred for Cycles commencing on or after January 1, 1991, each Participant's Unrestricted Deferred Compensation Account shall be credited with interest on each Valuation Date at an annual rate equal to Moody's.

   6.3 Timing of Crediting of Interest. Each Deferred Compensation Account of each Participant shall be revalued and credited with interest as of each Valuation Date. As of each Valuation Date, the value of each Deferred Compensation Account shall consist of the balance of such Deferred Compensation Account as of the immediately preceding Valuation Date, plus the amount of any Elective Deferred Compensation credited to the Participant's Deferred Compensation Account since the preceding Valuation Date, minus the amount of all distributions, if any, made from such Deferred Compensation Account since the preceding Valuation Date. As of each Valuation Date, interest shall be credited


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        on the average daily balance of the Participant's Deferred
        Compensation Account since the immediately preceding Valuation Date after adjustment for any additions thereto (including interest) or distributions therefrom. Normal benefit distributions (under Section 7.1) made on or before February 15 of the year of payment will be considered to have been made from the account and deducted from the account balance as of January 1 of such year for the purpose of crediting interest under this Section 6.3.

7. Benefits

   7.1  Normal Benefit

        a. A Participant's Deferred Compensation Account shall be paid to the Participant in accordance with the terms of the Employee's Election Form, subject to the terms and conditions specified in the Election Form. If a Participant elects to receive payment of his Deferred Compensation Account in installments, payments shall be made in Substantially Equal Installments. Unless the Committee determines otherwise, and subject to the provisions of Section 7.4 as to when payments shall commence, installments shall be paid on or before the fifteenth (15th) day of February of each year.

        b. If a Participant dies before receiving his or her total account balance for that Cycle, his Beneficiary shall be entitled to the remaining account balance. The Participant may specify that any amounts payable to any Beneficiary under this provision shall be paid either by continuing to have the payments made when due to the Participant or, in a lump sum, equal to the value of the Deferred Compensation Account at the time of the Participant's death. In the event a Participant fails to so specify, payments shall be made to his Beneficiary when due to the Participant.

   7.2 Hardship Benefit. In the event that the Committee, upon written petition of the Participant, determines in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company may pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency, not in excess of the Deferred Compensation Account credited to the Participant. The Deferred Compensation Account of the Participant shall thereafter be reduced to reflect the payment of a Hardship Benefit. The Participant shall specify in his written petition from which Cycle the Hardship Benefit shall be paid.

   7.3 Taxes; Withholding. To the extent required by law, the Company shall withhold from payments made hereunder an amount equal to at least the minimum taxes required to be withheld by the federal or any state or local government.

   7.4 Commencement of Payments. Except as otherwise provided in this Plan, payments under this Plan shall begin on or before the fifteenth (15th) day of February of the calendar year following receipt of notice by the Committee of an event which entitles a Participant (or Beneficiary) to payments under the Plan, or at such earlier date as may be determined by the Committee.

   7.5 Request to Committee for Delay in Payment. A Participant shall have no right to modify in any way the schedule for the distribution of


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        amounts from his Deferred Compensation Account which he has specified in his Election Form. However, upon a written request submitted by the Participant to the Committee, the Committee may, in its sole discretion, for each Cycle postpone one time the date on which payment shall commence, not beyond the year in which he will attain age seventy-one (71); and at the same time increase one time the number of installments to a number not to exceed fifteen (15).

        Any such request(s) must be made prior to the earlier of (a) the beginning of the year which the Participant has elected for distributions to commence, or (b) the Termination of Employment.

   7.6 Termination of Employment Before Age 55. In the event a Participant has a Termination of Employment prior to his attaining age fifty-five
        (55) (other than by death, for which benefits and/or accounts will be paid in accordance with Section 7.1.b.), then, whether or not distributions have earlier commenced, the Participant's Deferred Compensation Account will be paid to him in a lump sum on or before the fifteenth (15th) day of February in the year following the year in which the Termination of Employment occurred, unless otherwise determined by the Committee. Upon written request of the Participant made within thirty (30) days following Termination of Employment, the Committee may, in its sole discretion, determine that, in lieu of a lump sum, payments shall be made to the Participant in not more than five (5) Substantially Equal Installments, commencing on or before such next fifteenth (15th) day of February following the date of Termination of Employment. The interest credited to the Participant's Deferred Compensation Account on the Valuation Date next following the Termination of Employment shall be as provided in Section 6 above. If payments are to be made in installments, the interest rate credited to the Participant's Deferred Compensation Account on all Valuation Dates subsequent to the Valuation Date next following Termination of Employment (and to be considered as the interest rate on such Valuation Date next following Termination of Employment for the sole purpose of calculating Substantially Equal Installments under Section 2.13, above) shall be limited to the daily average of the best interest rate available to the Company during the then calendar year for short-term borrowings.

   7.7 Liquidating Distribution. Notwithstanding any provisions of the Plan or the Participant's Election Form to the contrary, the Company shall, as soon as practicable (but no later than 30 days) following the receipt of a written request from a Participant (or Beneficiary) for a Liquidation Distribution, pay to the Participant (or Beneficiary) the Participant's (or Beneficiary's) Liquidating Distribution Account Balance in a lump sum. "Liquidating Distribution" shall mean a distribution requested by the Participant (or Beneficiary following the death of the Participant) in writing directed to the Committee and specifically referencing this section. If the Participant requesting the Liquidating Distribution is, at the time of the request, an active employee of the Company (or of Ball Corporation or of any subsidiary of Ball Corporation), "Liquidating Distribution Account Balance" shall mean all of the Deferred Compensation Accounts under the Plan in which the Participant has an undistributed balance, increased by interest credited on the account(s) to the date of distribution from the preceding Valuation Date (based upon the interest rate credited on the preceding Valuation Date), and decreased by a forfeiture penalty equal to six percent (6%) of the value of the Participant's Deferred


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        Compensation Account(s) as of the preceding Valuation Date.  If the
        Participant requesting the Liquidating Distribution is, at the time of the request, no longer an active employee of the Company (or of Ball Corporation or of any subsidiary of Ball Corporation), or in the case of a request made by a Participant's Beneficiary, "Liquidating Distribution Account Balance" shall mean all of the Deferred Compensation Accounts under the Plan in which the Participant (or Beneficiary) has an undistributed balance and all of the Deferred Compensation Accounts under any Comparable Plans maintained by the Company (or by Ball Corporation or by any subsidiary of Ball Corporation) in which the Participant (or Beneficiary) has an undistributed balance, increased by interest credited on the account(s) to the date of distribution from the preceding Valuation Date, and decreased by a forfeiture penalty equal to six percent (6%) of the value of the Participant's (or Beneficiary's) Deferred Compensation Account(s) as of the preceding Valuation Date. "Comparable Plans" shall mean the Ball Corporation 1986 Deferred Compensation Plan, the Ball Corporation 1988 Deferred Compensation Plan, the Ball Corporation 1989 Deferred Compensation Plan, and any comparable successor plans so designated by the Committee.

        Notwithstanding any provisions of the Plan or the Participant's Election Form to the contrary, if the Participant requesting the Liquidating Distribution is, at the time of the request, an active employee of the Company (or of Ball Corporation or of any subsidiary of Ball Corporation), then the Participant shall, for a period of one (1) Class Year beginning with the Class Year during which the request for the Liquidating Distribution is made, be ineligible to participate in the Plan or any Comparable Plans with respect to any Compensation not yet deferred.

8. Beneficiary Designation

   A Participant shall have the right at any time, and from time to time, to designate and/or change or cancel any person, persons, or entity as his Beneficiary or Beneficiaries (both principal and contingent) to whom payment under this Plan shall be made in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form provided by the Committee. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed. Any finalized divorce of a Participant subsequent to the date of filing of a beneficiary designation form shall revoke such designation. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

   If a Participant fails to designate a Beneficiary as provided above or if his beneficiary designation is revoked by divorce, or otherwise, without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the distribution of such benefits shall be made to the Participant's estate.

   If any distribution to a Beneficiary is to be made in installments, and the primary Beneficiary dies before receiving all installments, the remaining installments, if any, shall be paid to the estate of the primary Beneficiary.


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9. Amendment and Termination of Plan

   9.1 Amendment. The Company may at any time amend the Plan in whole or in part, provided, however, that except as provided in 9.2, no amendment shall be effective to decrease the benefits under the Plan payable to any Participant or Beneficiary with respect to any Elective Deferred Compensation deferred prior to the date of the amendment. Written notice of any amendments shall be given to each individual then participating in the Plan.

   9.2  Termination of Plan

        a. Company's Right to Terminate. The Company may at any time terminate the Plan.

        b. Payments Upon Termination. Upon any termination of the Plan under this section, Compensation shall prospectively cease to be deferred and, with respect to Compensation previously deferred, the Company will, depending upon the Participant's election: (i) pay to the Participant, in a lump-sum, the value of his Deferred Compensation
           Account: or (ii) continue to defer the Compensation, but with the interest rate credited on all future Valuation Dates equal to the Treasury Bill Rate. In the event a Participant elects to continue to defer Compensation, the balance of the terms and conditions of this Plan will continue to apply to such Compensation.

10. Miscellaneous

   10.1 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assignees shall have no legal or equitable rights, interests, or other claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the policies therefrom owned or which may be acquired by Company ("policies"). Such policies or other assets of Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Company under this Plan. Any and all of the Company's assets and policies shall be and remain general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

   10.2 Successors and Mergers, Consolidations or Change in Control. The terms and conditions of this Plan shall enure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives. If, on or after November 16, 1987, substantially all of the stock or assets of the Company are acquired by another corporation or entity or if the Company is merged into, or consolidated with, another corporation or entity, then the Company will, depending upon the Participant's election: (i) pay to the Participant, in a lump-sum, the value of his Deferred Compensation Account; or (ii) continue to defer the Compensation, but with the obligations created hereunder being the obligations of the acquirer or successor corporation or entity.


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   10.3 Non-Assignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

   10.4 Employment or Future Eligibility to Participate Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Eligible Employee any right to be retained in the employ of the Company. Designation as an Eligible Employee may be revoked at any time by the Committee with respect to any Compensation not yet deferred.

   10.5 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

   10.6 Captions. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

   10.7 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Indiana.

   10.8 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

   10.9 Notice. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of Ball Corporation, directed to the attention of the Chief Executive Officer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.


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